Exhibit 3.1

AFC GAMMA, INC.

ARTICLES OF AMENDMENT

AFC Gamma, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Advanced Flower Capital Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective upon acceptance for record by the State Department of Assessments and Taxation of Maryland.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary this 22nd day of October 2024.

ATTEST:		AFC GAMMA, INC.

/s/ Gabriel Katz		By:	/s/ Brandon Hetzel
Name:	Gabriel Katz	Name:	Brandon Hetzel
Title:	Secretary	Title:	Chief Financial Officer